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                                                                   Exhibit 10.2


                              CONSULTING AGREEMENT


   CONSULTING AGREEMENT, made as of June 6, 1997 ("Agreement"), by and between Hayes Wheels International, Inc., a Delaware corporation (the "Company"), and Horst Kukwa-Lemmerz ("Consultant").


                                  WITNESSETH:

   WHEREAS, the Company is engaged in the business of designing, manufacturing, selling and distributing (i) automobile and truck wheels and (ii) brake parts and components (the "Business");

   WHEREAS, in connection with and subject to the consummation of the transactions contemplated by the Purchase Agreement of even date herewith among the Company, Cromodora, S.p.A., Lemmerz Holding GmbH ("Lemmerz Holding") and the shareholders of Lemmerz Holding (the "Lemmerz Shareholders"), including, but not limited to, Consultant (the "Purchase Agreement"), the Company wishes to engage Consultant upon the terms and subject to the conditions set forth herein; and

   WHEREAS, in connection with and subject to the consummation of the transactions contemplated by the Purchase Agreement, Consultant wishes to be so engaged by the Company upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and Consultant agree as follows:

   1. Service to be Provided. The Company hereby agrees to engage Consultant, and Consultant hereby agrees to serve outside the United States, upon the terms and subject to the conditions set forth in this Agreement, as a consultant of the Company. Consultant shall consult with the Company on such subjects and at such times and locations outside the United States as are from time to time reasonably requested of Consultant by the senior executive officers or the Board of Directors of



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the Company, including assisting in the development of the Company's strategy for its European businesses.

   2. Term. The term of Consultant's engagement under this Agreement shall commence on the Closing Date (as defined in the Purchase Agreement) and, unless earlier terminated pursuant to Section 7, shall continue in effect for a period of five years thereafter (such period, as may be earlier terminated, the "Term"). There shall be no extension of this Agreement other than by written instrument duly executed and delivered by both parties hereto.

   3. Compensation. During the Term, the Company shall pay Consultant U.S.$200,000 plus value added tax, if any, per annum, payable in equal monthly installments (subject to proration for any partial month) on the last day of each month during the Term to an account in the United States designated in writing by Consultant. Consultant hereby acknowledges and agrees that, except as set forth in this Section 3 and as set forth in Section __ of the Termination Agreement (as defined below), neither the Company nor any subsidiary or affiliate of the Company shall have any responsibility to pay any amounts in respect of salary, bonus, benefits or other compensation to Consultant by reason of any position or office held by Consultant from and after the Closing Date with any such person, including as a director thereof, whether hereunder, under the Prior Agreement (as defined below) or otherwise.

   4. Expenses. The Company shall reimburse Consultant for reasonable and necessary business expenses of Consultant for travel, meals and similar items incurred in connection with the performance of Consultant's duties hereunder, and which are consistent with such guidelines as the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to Consultant only upon the presentation to the Company of appropriate vouchers or receipts.

   5. Stock Option. The Company hereby grants Consultant, effective from and after the Closing, an option (the "Option") to purchase 100,000 shares of Common Stock, par value $.01 per share, of the Company




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(the "Common Shares"), subject to the following terms and conditions:

       (a) The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, as amended.

       (b) The exercise price of the Option is $16 per Common Share (the "Exercise Price"). The Exercise Price shall be paid to the Company in full, at the time of exercise, in cash.

       (c) The Option shall become exercisable at the annual rate of twenty percent (20%) of the Common Shares underlying the Option on each of the first through fifth anniversary of the Closing Date during the Term, so long as this Agreement remains in effect on such anniversary. The Option may be exercised as to any or all Common Shares as to which the Option has become exercisable by written notice delivered in person or by mail to the Secretary of the Company, specifying the number of Common Shares with respect to which the Option is being exercised. For purposes of the preceding sentence, the date of exercise shall be deemed to be the date upon which the Secretary of the Company receives such notification. Unless sooner exercised or terminated, the Option shall be cancelled and be of no further force and effect after the tenth anniversary of the date hereof (the "Expiration Date").

       (d) The Option is not transferrable by Consultant except by will or the laws of descent and distribution.

       (e) In the event that following the Closing, the Company effects a dividend or other distribution (whether in the form of cash, capital stock of the Company or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spinoff, combination, repurchase or share exchange, or other similar corporate transaction or event that affects the Common Shares such that an adjustment is appropriate to prevent dilution or enlargement of the rights of Consultant with respect to the Option, the Company shall make equitable changes or adjustments as are consistent with such changes or adjustments as are made to options granted under the Company's 1996 Stock





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Option Plan to any or all of (i) the number and kind of shares of capital stock that may be issued or issuable pursuant to the Option and (ii) the Exercise Price. The parties hereto acknowledge and understand that additional issuances of capital stock by the Company for cash or property shall not result in an adjustment under this Section 5(e).

       (f) During the term of this Agreement, the Company shall provide to Consultant.

            (i) the use of a representative office in a location determined by the Company not more than 50 kilometers from Konigswinter (preferably in or close to Cologne);

            (ii) a full-time secretary, provided that the chief financial officer or other comparable officer of the Company or any of its subsidiaries shall be entitled to utilize the services of such secretary when she is not being utilized by Consultant. As long as Mrs. Thill-Lausen is prepared to serve as secretary to Consultant, the Company shall cause Mrs. Thill-Lausen to be employed by the Company or one of its subsidiaries for services to be rendered to Consultant. Mrs. Thill-Lausen shall be compensated for her services under no less favorable conditions than she is presently employed by Lemmerz Holding, and she shall receive adjustments to her compensation in line with adjustments received by comparable employees of the Company in Germany;

          (iii) a Company car Mercedes-Benz 600 SEL V12 or equivalent which Consultant may use for private purposes. The Company shall bear all costs resulting from the use of the Company car;

          (iv) a full-time driver. As long as Mr. Marcel Ried is prepared to serve as driver to Consultant, the Company shall cause Mr. Marcel Ried to be employed by the Company or one of its subsidiaries for services to be rendered to Consultant. Mr. Marcel Ried shall be compensated for his services under no less favorable conditions then he is presently employed by Lemmerz Holding, and he shall receive adjustments to his compensation in line with adjustments received by comparable employees of the Company in Germany.





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     6.  Confidentiality, Non-Competition.

         (a) Consultant acknowledges that: (i) the Business is intensely competitive and that Consultant has, and his engagement by the Company will require that Consultant continue to have, access to and knowledge of confidential information of the Company, including, but not limited to, (A) the identity of the Company's customers, (B) the identity of the representatives of customers with whom the Company has dealt, (C) the kinds of products and services provided by the Company to customers and offered to be provided for potential customers, (D) the manner in which such products and services are provided or offered, (E) the product and service needs of actual or prospective customers, (F) pricing information, (G) information concerning the design, manufacture, sale and distribution of products and services, including, but not limited to, (1) technical and other engineering know-how, designs and information and (2) manufacturing methods, practices, procedures, processes and formulae, (H) customer maintenance listings, (I) computer software applications and other programs, (J) personnel information and (K) other trade secrets (the "Confidential Information"); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by Consultant in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such information and trade secrets. Consultant expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company.

         (b) For purposes of this Section 6, the Company shall be construed to include the Company and its parents, subsidiaries and affiliates engaged in the Business, including, but not limited to, Lemmerz Holding and its subsidiaries.

         (c) During the Term of this Agreement and at all times after the termination of Consultant's engagement upon expiration of the Term or otherwise, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make





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available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Consultant shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Consultant agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his engagement for any reason.

         (d) Consultant shall not, so long as he is engaged by the Company hereunder, engage in Competition (as defined below) with the Company. For purposes of this Agreement, "Competition" by Consultant shall mean Consultant's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted as of the date hereof and, to the extent, but only to the extent that Consultant is not so engaged at such time consistent with the terms of this Agreement, as the same shall be expanded or otherwise changed at any time during his engagement provided that, it shall not be a violation of this Section 6 for the Consultant, together with the Lemmerz Shareholders, in the aggregate, to (i) become the registered or beneficial owners of up to five percent (5%) of any class of the capital stock of a publicly traded competing corporation, or (ii) acquire up to five percent (5%) of any issue of publicly traded debt securities of a competing corporation, provided that Consultant may not actively participate in the business of such corporation until such time as this covenant expires.

         (e) During the Term, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:





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         (i)  solicit from any customer doing business with the Company business of the same or of a similar nature to the Business with such customer;

         (ii) solicit from any known potential customer of the Business, business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer;

         (iii) solicit the employment or services of, or hire, any person who is known to be employed by or is a known consultant to the Company, (other than investment advisors, accountants or attorneys);

         (iv) otherwise interfere with the Business or accounts of the Company including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products.

     (f) Consultant acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Purchase Agreement, that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this Section 6 will cause the Company irreparable injury. Consultant therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Consultant from any such violation or threatened violations.

     (g) Consultant further acknowledges and agrees that the provisions of this Section 6 are in addition to the noncompetition provisions granted by the Lemmerz Shareholders pursuant to the Purchase Agreement and, to the extent that the provisions set forth herein





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are more restrictive than those set forth in the Purchase Agreement, the provisions of this Section 6 shall govern.

                (i) Consultant further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Section 6 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Section 6 as so modified.

         7.     Termination.

                (a) Notwithstanding any provision of this Agreement to the contrary, the engagement of Consultant hereunder after the Closing shall terminate on the first to occur of the following dates (each of which, to the extent applicable, the "Date of Termination"):

            (i) the date that the Company and Consultant mutually agree to such termination;

            (ii) the date of Consultant's death, adjudicated incompetency or adjudicated bankruptcy;

            (iii) the date on which the Company shall give Consultant notice of termination for Cause (as defined below);

            (iv) the date on which the Consulting Agreement between the Company and H.K.L., L.L.C., a Florida corporation, of even date herewith, is terminated pursuant to the provisions of Section 7(a)(iii) thereof; or

            (v)  the expiration of the Term.

       (b) Upon termination of Consultant's engagement after the Closing (other than pursuant to clause (i) or (v) above), Consultant shall be entitled to the following:





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            (i)  upon termination pursuant to clause (a)(ii) above, Consultant or Consultant's heirs, as the case may be, shall be entitled to (A) receive any unpaid consulting fees to the Date of Termination and (B) to the extent exercisable on the Date of Termination pursuant to Section 5(c) hereof, exercise the Option at any time prior to the Expiration Date; or

            (ii) upon termination pursuant to clause (a)(iii) or (iv) above, Consultant shall be entitled to receive any unpaid consulting fees to the Date of Termination. The Option, whether or not exercisable, shall immediately terminate and Consultant shall not be entitled to exercise the Option on or after the Date of Termination.

       (c) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following:

            (i) the willful failure, neglect or refusal by Consultant to perform his duties hereunder (including, without limitation, Consultant's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

            (ii) any willful, intentional or grossly negligent act by Consultant having the effect of injuring the interest, business or reputation of the Company, any of its parents, subsidiaries or affiliates;

            (iii) Consultant's commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

            (iv) any misappropriation or embezzlement of the property of the Company and its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

            (v) a material breach of any one or more of the provisions of this Agreement by Consultant which, to the extent curable, has not been cured within 30 days after notice thereof is received by the Consultant.





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   8.  Return of Company Property.  Consultant agrees that following the termination of his engagement for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Consultant; provided that Consultant shall be entitled at such time to purchase any automobile provided hereunder at its then current market value as reflected in the then current Schwacke list.

   9.  Effectiveness; Survival.

       (a) Notwithstanding any provision hereof to the contrary, it is the intention of the parties hereto that: (i) this Agreement shall become effective on the Closing Date; and (ii) from and after the termination of the Purchase Agreement in accordance with its terms at any time prior to the Closing, the engagement contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void.

       (b) Upon termination of Consultant's engagement for any reason after the Closing, this Agreement shall terminate and the Company shall have no further obligation to Consultant; provided that the provisions set forth in Sections 5 (subject to the termination provisions of Section 7(b)), 6, 7(b), 8 and 10 through 17 hereof shall remain in full force and effect after the termination of Consultant's engagement, notwithstanding the expiration or termination of this Agreement.

   10.    Consultant's Independence and Discretion.

          (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Consultant's relationship to the Company during the term of this Agreement shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement as an independent contractor.





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     (b)  Subject only to such specific limitations as are contained in this
Agreement, the manner, means, details or methods by which Consultant performs his obligations under this Agreement shall be solely within the discretion of Consultant. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform his obligations under this Agreement and nothing in this Agreement shall be construed to grant the Company any such authority.

   11.   Entire Agreement; Termination of Prior Agreement.

         (a) This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         (b) Without limiting the generality of the foregoing, the Company and Consultant hereby acknowledge and confirm that: (i) the employment agreement dated June 9, 1993 between Lemmerz Holding and Consultant (the "Prior Agreement") has, subject to the occurrence of the Closing, been irrevocably terminated and, from and after the Closing, the Prior Agreement shall be of no further force or effect; and (ii) from and after the Closing Date, neither the Company nor any subsidiary or affiliate of the Company, including, but not limited to, Lemmerz Holding, shall have any liability or obligation to Consultant or any person or entity under the Prior Agreement, except as provided in the termination agreement attached hereto as Exhibit A (the "Termination Agreement").

   12. Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.





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   13.   Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

   14. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

         If to the Company:

         Hayes Wheels International, Inc.
         Attention:  General Counsel
         38481 Huron River Drive
         Romulus, Michigan  48174
         U.S.A.

         If to Consultant:

         Herrn Horst Kukwa-Lemmerz
         Postfach 1125
         53621 Konigswinter
         Federal Republic of Germany

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

   15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of law principles.

   16. Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

   17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an





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original for all purposes but which, together, shall constitute one and the same instrument.

   18. Forum. The forum for the resolution of any claim, action, suit or proceeding arising out of or related to this Agreement shall be (i) the Landgericht Bonn for any action brought against Consultant and (ii) the United States District Court, Eastern District of Michigan, Southern Division, for any action brought against the Company. Notwithstanding the foregoing, counterclaims may be asserted by a party in the forum in which the initial claim, action, suit, proceeding or investigation shall have been filed or brought.

                            [SIGNATURE PAGE FOLLOWS]





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   IN WITNESS WHEREOF, the parties hereto have executed this Consulting
Agreement as of the date first written above.


                                          HAYES WHEELS INTERNATIONAL, INC.



                                          By: /s/ Tim Oliver Brandi
                                              ---------------------------
                                              Name:
                                              Title:


                                          CONSULTANT


                                           /s/ Wienand Meilicke
                                          -------------------------------
                                          Horst Kukwa-Lemmerz





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